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Exhibit 99.1
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                               NORTH FORK BANCORP
   275 Broadhollow Road, Melville, NY 11747 (631) 844-1258 FAX (631) 844-1471


FOR IMMEDIATE RELEASE                   Contact:  Daniel M. Healy
                                                  Executive Vice President
                                                  Chief Financial Officer
                                                  (631) 844-1258


                             S&P UPGRADES NORTH FORK

     Melville, N.Y. - September 20, 2005 - North Fork Bancorporation, Inc. (NYSE: NFB) announced today that S&P affirmed its ratings and revised its outlook to Positive. An excerpt from the S&P release is as follows: "Standard & Poor's Ratings Services said today that it affirmed its ratings on Long Island, N.Y.- based North Fork Bancorp and its subsidiaries, including its `BBB+/A-2' counterparty credit rating on North Fork. At the same time, the outlook was revised to positive from stable."

     The outlook revision acknowledged the smooth integration of the October 2004 GreenPoint Financial acquisition, and positive momentum for the company's core deposit and loan growth. "GreenPoint doubled North Fork's asset base; strengthened its franchise with leading deposit market shares in Suffolk, Nassau, and Queens counties; and complemented its commercial-oriented focus," according to S&P. The release noted the positive impact on geographic diversity that GreenPoint's national mortgage banking subsidiary had on North Fork.

     The release also cited the company's continued strong asset quality and the successful incorporation of GreenPoint's mortgage bank into its consolidated corporate strategy. S&P concluded by identifying the following factors which could lead to a rating upgrade: "If asset quality and improved capital measures are maintained, and earnings trends remain good, ratings could be raised."

     Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com.

     North Fork is a regional bank holding company headquartered in New York with approximately $60 billion in assets conducting commercial and retail banking from 360 branch locations in the Tri-State area with a complementary national mortgage banking business.